                                   EXHIBIT 99
                                   ----------


                             FOR IMMEDIATE RELEASE
                                August 25, 1999



Century South Banks, Inc.    Contact: James A. Faulkner   Susan Anderson
P. 0. Box 1000                        (706) 864-3915      (706) 864-1111
Dahlonega, Georgia 30533              Joe Evans           Joseph D. Chipman, Jr.
P.O. Box 14099                        (912) 475-4340      (770) 536-2265
Macon, Georgia 31203


                      CENTURY SOUTH BANKS, INC. TO ACQUIRE
                              LANIER NATIONAL BANK

     DAHLONEGA, GEORGIA/GAINESVILLE, GEORGIA - James A Faulkner, Vice Chairman and Chief Executive Officer of Century South Banks, Inc. (NasdaqNMS:CSBI), and Joseph D. Chipman, Jr., President and Chief Executive Officer of Lanier National Bank, and its parent company, Lanier Bankshares, Inc., today announce the signing of a letter of intent whereby Century South Banks, Inc. will acquire, through merger, Lanier National Bank and its parent company Lanier Bankshares, Inc.

     We are extremely pleased to be entering into this agreement with Lanier National Bank. Joe Chipman and his Board of Directors have done an outstanding job of building a $115 million bank in ten short years. Under Joe, and the Board of Directors leadership, the bank has experienced exceptional growth and profitability.

     Upon completion of the merger, Joe Chipman will become President and Chief Executive Officer of Century South's Gainesville based affiliate bank with total assets of some $300 million, and with a Hall County presence of approximately $243 million and a number 3 market share position in the Hall County market.

     "We look forward to the continued expansion of Century South Banks, Inc.'s franchise under the capable leadership of Joe Chipman and our combined staffs," stated James A. Faulkner.

     "We are very excited to be affiliated with Century South Banks, Inc. With the rapidly changing banking environment we face today, we feel it is becoming increasingly important to affiliate with a larger community bank organization. Century South has established itself as a community bank that is focused on local autonomy, while providing all the benefits of a larger institution," stated Joe Chipman.

     The transaction is valued as $39,650,000 or $31.00 per fully diluted share of Lanier Bankshares common stock and will be accounted for as a pooling of interest and provides for a tax free exchange of Century South Banks, Inc. common stock for each share of Lanier Bankshares, Inc. common stock. The transaction is scheduled to close in the first quarter of 2000. Upon completion of the transaction, as well as other pending transactions, Century South Banks, Inc. will have 38 banking offices with some $1.5 billion in assets located in Georgia, Tennessee, Alabama and North Carolina.